Issuer Free Writing Prospectus dated March 1, 2024
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated February 26, 2024
Registration No. 333-276696

APRINOIA Therapeutics

Bringing Precision to Neurodegenerative Diseases

Investor Presentation, February 2024

'apri' from the Latin word "apricum", meaning sunlight
'noia' the Greek suffix for the mind

This free writing prospectus relates to the proposed public offering of the ordinary shares ("Ordinary Shares") of APRINOIA Therapeutics Inc. ("APRINOIA"), an exempted company incorporated in the Cayman Islands and should be read together with the registration statement of APRINOIA initially filed with the U.S. Securities and Exchange Commission (the "SEC") on January 26, 2024 for the offering to which this presentation relates, as amended (together with any subsequent amendments, the "Registration Statement").

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents ARINOIA has filed with the SEC in their entirety for more complete information about APRINOIA and the offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, APRINOIA will arrange to send you the prospectus if you contact Gilmartin Group via email: IR@aprinoia.com or calling +1-332-895-3226.

This communication contains forward-looking statements which reflect APRINOIA's current expectations regarding future events, including its expectations for the future development of the company. APRINOIA's actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. No representations or warranties, express or implied are given in, or in respect of, this communication. When APRINOIA uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "estimate" or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements speak only as of the date they are made. There may be additional risks that APRINOIA does not presently know, or that APRINOIA currently believes are immaterial, that could cause actual results to differ from those contained in the forward-looking statements. APRINOIA undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this communication, except as required by applicable law.

APRINOIA Therapeutics

Redefining treatment possibilities

Our unwavering commitment is to improve the lives of individuals worldwide who are afflicted by neurodegenerative diseases

We will achieve this through developing and marketing precision diagnostic & innovative therapeutic products



The World faces a worsening healthcare crisis as the population ages

6.5 million Alzheimer's and 1 million Parkinson's patients in USA

By 2040, AD economic burden is projected to jump over $379B annually

Our Initial R&D Focus

Estimated >2M people worldwide suffer from rare CNS diseases like PSP, CBS, bvFTD, MSA

Our Ambition

139 million Alzheimer's, dementia, and other neurodegenerative patients worldwide by 2050

>10 million Alzheimer's and 2.5 million Parkinson's patients in China

Expected 30 million people in China with Alzheimer's by 2050

Source references: Alzheimer's Association, Alzheimer's Facts & Figures (2023); World Health Organization, Parkinson's disease, a public health approach (2022); Ren et al. The China Alzheimer Report 2022; Li et al. Parkinson's disease in China. Transl. Neurodegeneration 2019

AD, Alzheimer's disease; CBS, cortical basal syndrome; bvFTD, behavioral variant frontotemporal dementia; MSA, multiple system atrophy; PD, Parkinson's disease; PSP, progressive supranuclear palsy

Tau and α-synuclein are genetically-associated and biologically-validated drug targets implicated in many progressive, fatal neurodegenerative diseases

Six tau isoforms lead to distinct pathologies in different diseases, 4R in PSP & CBD, 3R in Pick's disease and 4R/3R mixed in AD

These diseases are characterized by the neuronal accumulation of misfolded, aggregated α-synuclein, which can be exacerbated by genetic mutations


PSP, CBD
FTD, PiD
Tau
α–Synuclein
(PD, MSA,
LBD)
Aβ, Tau
(AD)
TDP-43
ALS
FTD

Tauopathies


A
Alzheimer's
B
Pick's

Goedert & Spillantini 2021


A
PSP
D
CBD

Parmera et al. 2022

Synucleinopathies


a
Parkinson's
a
MSA

Goedert 2001

AD, Alzheimer's disease; ALS, amyotrophic lateral sclerosis; CBD, cortical basal degeneration; FTD, frontotemporal dementia; LBD, Lewy body dementia; MSA, multiple system atrophy; PD, Parkinson's disease; PiD, Pick's disease; PSP, progressive supranuclear palsy

APRINOIA Therapeutics

Three foundational underpinnings drive APRINOIA's innovation

Design specificity to toxic protein conformations driving disease	Leveraging different therapeutic modalities to address disease complexity	Biomarker-based patient selection to maximize efficacy and clinical trial success

Recent success heralds a new era for disease-modifying therapies

What we've learned ...

- Disease stage matters
- Biomarker-based patient selection is critical
- Need to selectivity for target protein species
- Removing toxic protein aggregates from brain is key to success

More opportunity ahead ...

- Combination therapy will be needed
- Newer modalities can broaden our ability to target certain disease drivers
- Still no disease-modifying therapies for Parkinson's disease

APRINOIA Therapeutics

Platform technologies work together to provide an end-to-end treatment solution for patients



Disease-centric, clinically validated radiotracer

Create extensive library of proprietary small molecules and antibodies

Identify precision therapeutics and diagnostics for multiple proteinopathies


If we can see it…
Radioactive Imaging Diagnostics
Enabler
Targeted Therapeutics
Accurate & Earlier Diagnosis
Smarter Clinical Trials
…we can target it
Therapeutics
End Goal

Investment highlights

A clinical-stage biotechnology company with a pipeline of novel selective therapeutics & diagnostics for neurodegenerative diseases

APN-1607 'universal Tau PET tracer' for both AD and non-AD tauopathies – imaged 3,300+ patients worldwide supporting its widespread clinical utility

Phase 3 AD in China enrollment completed, Phase 2 AD in the US (not recruiting); FDA 'Study May Proceed' granted for global Phase 3 PSP

Differentiated Tau antibody in Phase 1 study

Derived from a library of disease pathology-specific, patient-tissue validated tau antibodies with novel properties applicable to a broad range of tauopathies

Potential first-in-class disease-modifying protein degraders directed against tau and α-synuclein aggregates

Innovative preclinical development platform utilizing clinically tested small molecule chemistry

Meaningful clinical and platform milestones anticipated within the next 18 months*

NDA for AD indication in China, FPI for Phase 3 PSP, Phase 1 data for Tau antibody, tracer & degrader evaluations by Pharma partners

AD, Alzheimer's disease; FPI, first patient in; NDA, New Drug Application; PSP, progressive supranuclear palsy

*Timing and deliverables based on management's expectations, subject to change

Our pipeline includes both therapeutic and diagnostic and products

Therapeutics (Tx)

Program*	Indication(s)	Discovery	Preclinical	Phase I	Phase II	Phase III	Market
APN-mAb005 Tau Antibody	Tauopathies (AD, PSP, FTD)	Phase 1a, active not recruiting, U.S.					
Tau Degrader	Tauopathies (AD, PSP, FTD)						
α-Syn Degrader	Synucleinopathies (PD, LBD, MSA)						

Diagnostics (Dx)

	Program*	Indication(s)	Discovery	Preclinical	Phase I	Phase II	Phase III	Market
Tracers	Tau PET Tracer ^{18}F-APN-1607	Alzheimer's	Phase 3 enrollment completed, China					
			Phase 2, active not recruiting, U.S.					
		PSP ORPHAN DRUG DESIGNATION	FDA 'Study May Proceed', U.S.					
	α-Synuclein ^{18}F- PET Tracer	Parkinson's Disease, LBD, MSA	Collaboration Lundbeck & Abbvie					

*Pipeline composition and milestone timing are based on management's expectations, subject to change

AD, Alzheimer's disease; ALS, amyotrophic lateral sclerosis; CBD, cortical basal degeneration; FTD, frontotemporal dementia; LBD, Lewy body dementia; MSA, multiple system atrophy; PD, Parkinson's disease; PSP, progressive supranuclear palsy

APRINOIA Therapeutics

Clinical & regulatory milestones in 2024 set tone for APRINOIA's success

Therapeutics		1H	2H	○ Preclinical ● Clinical/Regulatory
APN-mAb005 Tau Antibody	Tauopathies (AD, PSP, FTD)		●	Transition single ascending dose study to patient cohorts to obtain biomarker data
Tau Degrader	Tauopathies (AD, PSP, FTD)		○	Select a candidate for toxicology studies
α-Syn Degrader	Synucleinopathies (PD, DLB, MSA)		○	Confirm robust proof-of-concept in an in vivo model system
Diagnostics				
APN-1607 Tau tracer^	Alzheimer's	●	●	Submission of NDA to Chinese authorities; pursue regulatory approach to transitioning US Phase 2 study to single Phase 3
APN-1607 Tau tracer#	PSP		●	FPI for global Phase 3 PSP trial
		●		Submit Fast Track application
α-Synuclein Tracer	Parkinson's Disease, DLB, MSA		○	Evaluation of data for IND readiness

^ Phase 3 enrollment of Alzheimer's trial in China completed in December 2023 # FDA granted 'Study May Proceed' in December 2023

Next generation Tau PET imaging agent is also under development

AD, Alzheimer's disease; FTD, frontotemporal dementia; LBD, Lewy body dementia; MSA, multiple system atrophy; PD, Parkinson's disease; PSP, progressive supranuclear palsy

Milestones timing based on management's expectations, subject to change

APRINOIA Therapeutics

Therapeutic Programs



Therapeutics pipeline addresses important unmet need

Therapeutics

Tx	Program*	Indication(s)	Discovery	Preclinical	Phase I	Phase II	Phase III	Market
	APN-mAb005 **Tau** Antibody	Tauopathies (AD, PSP, FTD)	Phase 1a, active not recruiting, U.S.					
	Tau Degrader	Tauopathies (AD, PSP, FTD)	■					
	α-Syn Degrader	Synucleinopathies (PD, MSA, DLB)	■					

Complementary approaches targeting pathological proteins either in the extracellular space (antibody) or inside the cell (degrader)

Further exploratory degraders also in discovery stage

*Pipeline composition and milestone timing are based on management's expectations, subject to change

We have a multi-stage vision for the anti-tau antibody program

lead antibody program

1 — Passive Immunization

- APN-mAb005
- Systemic IV
- AD + Multiple Tauopathies

increasing brain exposure

2 — Passive Immunization *(Collaboration)*

- APN-mAb + BBB
- Systemic IV
- AD + Multiple Tauopathies

novel protein degradation strategy

3 — Gene Therapy *(Collaboration)*

- Vectorized APN-mAb
- Local Injection into Brain
- PSP + Select Tauopathies

A Library of Different Antibodies*

Conformational epitopes discovered that are distinct from competitors + Pathological tau-specific antibodies have been discovered + Each antibody targets tau species with distinct subcellular distribution = Therapeutic potential across many different tauopathies

*APRINOIA leveraged both Phage Display and Hybridoma Library Generation techniques

Lead antibody APN-mAb005 possesses key differentiating properties

Supportive data sets:

- Selective, high-affinity binding to high molecular weight tau (oligomers/aggregates) isolated from human AD brain lysates
- Binding to tau in synaptosomal fraction isolated from human AD brain
- Binding to tau deposits in human AD and non-AD tauopathy brain measured by immuno-histochemistry
- Blocking tau seeding activity in mutant tau cell line
- Reduction of neuronal loss in a tau transgenic mouse model

The conformational mid-region epitope bestows APN-mAb005 with the selectivity for misfolded tau species over normal tau, which minimizes off-target binding, and distinguishes it from most of the tau antibodies currently in development

APN-mAb005 recognizes a unique tau species found in tau oligomers/ aggregates at AD neuronal synapses, where neurotoxic tau species transmit between neurons

APN-mAb005 is a humanized anti-tau antibody developed by APRINOIA currently under Phase 1 clinical investigation for the treatment of AD (IND 158750)

APRINOIA Therapeutics

APN-mAb005 clinical development plan through proof-of-concept

Actively seeking partnerships to advance the program beyond Phase 1

Phase 1a

- Healthy volunteers: single dose 5mg/kg
- Primary outcome: safety & tolerability of IV administered APN-mAb005
- Secondary & exploratory outcomes: PK, immunogenicity, biomarkers

Cohort 1 dose well tolerated; safe to proceed to next dose level

Phase 1b (2H2024)*

- Transition to Phase 1b: basket trial in patients with early AD and PSP
  - Single ascending dose followed by multiple ascending doses
    - Primary outcome: safety & tolerability, PK, immunogenicity
  - Exploratory: biomarker, imaging with APN-1607, efficacy

Phase 2/3**

Potential for a single pivotal study, with only 200 to 300 patients (rare diseases)

Quicker Registration Path (Orphan Status)

Target Phase 2b/3 (n = ~600-800)

Biomarkers such as APN-1607 PET may enable enrichment of early AD patients likely to respond.

*Based on management expectations, subject to change

**Potential outline of pivotal study for illustrative purposes; subject to approval

Intracellular protein degradation represents a fundamentally different approach to treat neurodegenerative disorders

APRINOIA is a frontrunner in the protein degradation space to target neurodegenerative disorders, leveraging its clinically validated target binding moieties



TBM
Linker
EBM
E3 Ligase
rapid proliferation of induced-proximity mechanisms
Lysosome-based
Targeted protein degradation
Proteasome-based
Targeted Protein PTM
Targeted protein inhibition
Proximity agent
Effector protein
Target protein
Induced Proximity
Others
Cell therapy switches
Targeted protein stabilization
Molecule glue
Homo-Dimers
Macrocycles

Liu & Ciulli 2023

TBM = target binding moiety
EBM = E3 Ligase binding moiety

Adapted from O'Brien Laramy et al. 2023

Promise of targeted protein degradation:

- First generation degraders are in clinical trials for cancer therapy
  - De-risking of linker & ligase components, degradation pathway
- Attacking disease-causing proteins inside cells that have proven undruggable by traditional small molecules
- Achieving efficacy at lower drug exposure due to the recycling of degrader – a unique event-driven degrader pharmacology
- Novel degraders engaging autophagy, chaperone, lysosome pathways

APRINOIA Therapeutics

Transformative therapeutic approach has the potential to reduce the major pool of tau and α-synuclein aggregates inside cells



Proprietary library of protein aggregate binders derived from PET tracer program
Proteasome Clearance (current focus)
Binder core structures
+
linkers
+
E3 ligase ligands
U
E3
E2
Autophagy Clearance (future potential)
Autophagy binders

Degraders to clear protein aggregates *in-vivo* have been identified

What makes APRINOIA's degraders different?

Stage	Preclinical
Proprietary clinically validated binders	✓
Autopsy Confirmation for binders	✓
Proprietary diagnostics for clinical enrollment	✓



S-2b
Q351
S-1
S-2a
R349
K353
V350
S352

Cryogenic electron microscopy structure [1]

[1] Shi et al. 2021 Acta Neuropath.

Tau degrader proof-of-concept achieved in cellular and animal models

Tau cellular models

Dose dependent degradation of tau aggregate in HEK293 TauP301L cell.



% Aggregated Tau Degradation
100
50
0
DC50=40 nM
0.0001
0.001
0.01
0.1
1
10
Log [TPD-3] (μM)

TPD-3 (10μM) mediated degradation is E3 ligase dependent and selective for tau aggregates while sparing total tau



HEK293 Tau Cells
E3 KO HEK293 Tau Cells
Tau (% vehicle control)
120
100
80
60
40
20
0
Total Tau
Aggregated Tau
Aggregated Tau in E3 KO cells

Tau animal model (rTg4510)

Tau reduction by TPD-3 in rTg4510 tau transgenic mice



Insoluble 64-kD Tau (Normalized by GAPDH)
2.0
1.5
1.0
0.5
0.0
*
Vehicle
TPD-3

Single dose IV, 25 mg/kg, n=20 per group

Degrader displaces APN-1607 binding to tau aggregates - PET as potential target engagement biomarker

Source: Internal Company data

APRINOIA Therapeutics

α-Synuclein proof-of-concept achieved in cellular and animal models

Human dopaminergic neurons

Dose-dependent α-Syn degradation in human dopaminergic neurons



% αSyn oligomer reduction
120
100
80
60
40
20
0
-20
DC50=10 nM
-5
-4
-3
-2
-1
0
1
Log [TPD-2] (μM)

Confirmation of E3 ligase dependent degrader MOA: E3 ligand dose dependently competes with degrader



αSyn oligomer (relative unit)
1500000
1000000
500000
0
TPD-2
-
+
+
+
+
E3 ligand

α-Syn animal model (Line 61)

In Vivo POC – selective reduction of insoluble α-Syn in mouse brain



% Reduction of aSyn
Insoluble αSyn
Soluble αSyn
**
ns
150
100
50
0
Vehicle
TPD-2
Vehicle
TPD-2

Single dose IV, 25 mg/kg

Potential to target the underlying cause of Parkinson's disease, which may have initiated many years earlier than symptoms first appear

Source: Internal Company data

APRINOIA Therapeutics

Enhanced properties of APRINOIA protein degraders

- ✓ Degrade protein aggregates inside cells
- ✓ Selective for disease-causing forms of protein
- ✓ Use an E3 ligase-dependent proteasome pathway
- ✓ Penetrate the blood-brain barrier
- ✓ Effective in animal models

Next steps:

- Medicinal chemistry lead optimization and in vivo pharmacology
  - Optimizing physicochemical, ADME, formulation and PK properties to support in vivo efficacy in animal models
- Conduct preliminary safety assessment of lead degraders
- Identify candidates for preclinical development following in vivo efficacy and PK/PD studies in relevant animal models

Lead degrader candidate(s) will be advanced toward IND-enabling studies in 2025*

*Timing is based on management's expectations, subject to change

Diagnostic Programs



Advanced diagnostics pipeline assets in late-stage development

Diagnostics

Tracers

Dx Program*	Indication(s)	Discovery	Preclinical	Phase I	Phase II	Phase III	Market
Tau PET Tracer ^{18}F-APN-1607	Alzheimer's	Phase 3 enrollment completed, China					
	Alzheimer's	Phase 2, active not recruiting, U.S.					
	PSP ORPHAN DRUG DESIGNATION	FDA 'Study May Proceed', U.S.					
α-Synuclein ^{18}F- PET Tracer	Parkinson's Disease, DLB, MSA	Collaboration Lundbeck & Abbvie					

Our ambition is to expand radiotracer manufacturing & access to PET scanning in regional centers of excellence in multiple regions through partnership and licensing activities (following Dongcheng China deal as business model)

Next generation Tau PET imaging agent is also under development

*Pipeline composition and milestone timing are based on management's expectations, subject to change

APRINOIA Therapeutics

APN-1607 (Florzolotau) is the only PET tracer to reliably image 3R, 4R, and 3R/4R tauopathies[1]

Wide clinical utility: diagnosis, disease-staging, patient selection for trials, monitoring treatment response

Neocortical Predominance → Subcortical Predominance



Alzheimer's Disease	PiD-bvFTD	CBD-PNFA	CBD-bvFTD	CBD-CBS	PSP-RS	PSP-P
Mixed 3R/4R Tauopathy	3R Tauopathy	4R Tauopathies				

bvFTD: behavioral variant frontotemporal dementia; CBS: Corticobasal syndrome; PiD: Pick's disease; PNFA: progressive non-fluent aphasia; PSP: progressive supranuclear palsy; PSP-P: PSP-parkinsonism; RS: Richardson syndrome

[1]Tagai K, Ono M, Kubota M, et al. High-Contrast In Vivo Imaging of Tau Pathologies in Alzheimer's and Non-Alzheimer's Disease Tauopathies. Neuron. 2021;109(1):42-58

APRINOIA Therapeutics

First-in-class PET tracer significantly improves upon existing tau tracers

Our PET Tracer, ^{18}F-APN-1607

- Clinically validated in 3,300+ subjects; Phase 3 in China and Phase 2/3 in the US
- Specific, with no MAO-B binding



- Most advanced tau tracer that binds 4R tau - can also be used in preclinical models
- Tau tracer with CryoEM structure allowing further structure-based drug design[1]
- Wide utility in AD and many non-AD tauopathies, including PSP, CBS, bvFTD, PNFA, & Pick's

useful in AD & all tauopathies = universal diagnostic tracer

Limitations with Current PET Tracers[2]

^{18}F-flortaucipir (Tauvid®, Lilly)
- FDA-approved in 2020

- **Off-target binding (MAO-B)**
- Limited use in non-AD tauopathies



^{18}F-PI-2620 (Life Molecular Imaging)

^{18}F-RO-948 (Roche)

- Reduced off-target binding, but limitations remain due to similar chemistry as Tauvid®

^{18}F-MK-6240 (Merck)

^{18}F-PI-2620 (Life Molecular Imaging)

- 4R tauopathy data is inconsistent

useful in AD

[1] Shi, Y., et al. Cryo-EM structures of tau filaments from Alzheimer's disease with PET ligand APN-1607. Acta Neuropathologica 141, 697–708 (2021)

[2] Jie et al. FDA-Approved PET Tracer for Imaging Tau Pathology in Alzheimer's Disease. Pharmaceuticals 2021, 14, 110.

Recent AD trial data strongly supports the value of tau PET imaging in patient diagnosis, management and efficacy assessment

Tau PET imaging's role in Donanemab Phase III Study

iADRS: Low-medium Tau Population


35% slowing by donanemab at 76 weeks
Worsening
iADRS Adjusted Mean Change (SE)
Week
0
12
24
36
52
64
76
△ 1.42
△ 2.62
△ 3.25
Low-medium tau

iADRS: Combined Tau Population


22% slowing by donanemab at 76 weeks
Worsening
iADRS Adjusted Mean Change (SE)
Week
0
12
24
36
52
64
76
△ 1.19
△ 2.27
△ 2.92
High tau
Tau SUVr > 1.46

Eli Lilly & Co. TRAILBLAZER-ALZ Phase III Study, AAIC 2023

Impact of Amyloid and Tau PET on Changes in Diagnosis and Patient Management

Discussion

The combination of amyloid and tau PETs was associated with changes in management and diagnosis of MCI and dementia, and the second-generation tau PET has a strong impact on the changes in diagnosis and management in memory clinics.

Shimohama et al. (2023) AAN

"..we found that tau PET added value to an already extensive diagnostic workup, including high-performing fluid AD biomarkers. The tau PET results were associated with an increased diagnostic certainty and change in diagnoses and medication of the participants. The added value of tau PET was most pronounced in CSF Aβ-positive participants.."

Clinical Utility of Tau Positron Emission Tomography in the Diagnostic Workup of Patients With Cognitive Symptoms
Smith et al. (2023) JAMA Neurology

APRINOIA Therapeutics

APN-1607 has diagnostic utility in Alzheimer's disease

APN-1607 is our most clinically-advanced program



A
3.0
SUVR
1.0
Diagnosis HC HC AD AD
Braak 0 I / II III / IV V / VI
Age 55 76 75 64
CDRSoB 0 0 4.5 9
B
Stage I / II
Stage III / IV
Stage V / VI
Compared to stage 0

Tagai et al. Neuron 2021



HC MCI AD
*p < 0.001
18F-PM-PBB3 SUVR
3.0
2.5
2.0
1.5
1.0
0.5
I/II
III/IV
V/VI
Braak staging VOIs
r = 0.671 p = 0.003
18F-PM-PBB3 SUVR
0
5
10
15
20
CDRSoB (points)

- Tau PET imaging, unlike amyloid imaging, is a clinically meaningful surrogate for disease progression and cognitive decline in AD
- Diagnostic imaging with APN-1607 allows disease staging and facilitates patient selection for treatment

APN-1607 signal in PSP patients correlates with disease severity and has been confirmed post-mortem

APN-1607 is the most clinically-advanced PSP tracer program



A
HC
PSP-Richardson
SUVR
3.0
1.0
19
42
50
PSPRS
B
Axial
Sagittal
Coronal
z = 63
x = 92
y = 109
Compared to HCs, VBM (Red), 18F-PM-PBB3 (Green), Overlap (Yellow)

Tagai et al. Neuron 2021



HC • PSP
*p < 0.001
18F-PM-PBB3 SUVR
GP
SN
RN
STN
Subcortical VOIs
r = 0.566 p = 0.018
PSPRS=16
PSPRS (points)

Diagnosis relies on clinical tools and on average can take four years; definitive diagnosis can only be made post-mortem

- Signal seen in relevant subcortical brain regions, correlates with increasing disease severity
- Post-mortem signals correlate with APN-1607 patterns in 3R- and 4R-specific disorders

APRINOIA Therapeutics

APN-1607 is progressing to a Phase 3 prospective multi-center study in patients with suspected PSP

No approved diagnostic for early PSP or other non-AD tauopathies despite significant unmet medical need

- FDA has agreed to a single Phase 3 trial without pathology confirmation as the primary basis for approval
- A novel visual read of APN-1607 PET images in PSP, required for approval, is in development
- Regulatory support to expand label to other non-AD tauopathies such CBD and FTD

APRINOIA has Orphan Drug Designation for PSP and 7-year market exclusivity

Phase 3

- **Primary goal**: Demonstrate the diagnostic value of APN-1607 in patients suspected to have PSP
- **Countries**: US, UK, Europe, Japan & Taiwan
- **Sites**: Network of clinical sites & CMOs
- **Patients**: 130 (Possible PSP, atypical Parkinsonism disorders, PD)
- **Timeline**: NDA submission projected 4Q 2026

AD, Alzheimer's disease; CBD, cortical basal degeneration; CTE, chronic traumatic encephalopathy
FTD, frontal temporal dementia; PD, Parkinson's disease; PSP, progressive supranuclear palsy;

Extensive global networks enable clinical research and therapeutic trials

APN-1607 has been deployed to
17 production sites via local production at clinical centers
6 productions sites via commercial CMOs
29 clinical centers





>3300 human subjects scanned to date
>250 patients with longitudinal data

Global Imaging Networks

- Clinical Sites for AD and PSP trials
- Existing CMO Sites
- New CMO Sites

APRINOIA offers access to ^{18}F-APN-1607 and our clinical imaging networks to academic and industrial collaborators

APRINOIA Therapeutics

Commercializing APN-1607 and developing a diagnostics business in the near term

APRINOIA holds the exclusive worldwide license to APN-1607 from QST Japan

- Dongcheng Pharma was granted an exclusive sublicense to commercialize APN-1607 in mainland China
  - NDA submission expected 2H 2024
  - Market analysis projects significant peak revenues for AD indication
  - Milestone & royalty revenue payments to APRINOIA from 2025
- Manufacturing & commercialization potential of APN-1607 in multiple geographies (e.g. US, Japan, Middle-East) and across multiple indications (AD, PSP, FTD)
  - NDA submission for PSP in US projected 4Q 2026
  - Considering regional licensing deals with local partners and joint ventures to build CMO facilities in order to expand diagnostics business
- Ability to grant licenses to use APN-1607 as a diagnostic and in clinical development of therapeutic programs

AD, Alzheimer's disease; FTD: frontal temporal dementia; PSP: progressive supranuclear palsy

Investment highlights

A clinical-stage biotechnology company with a pipeline of novel selective therapeutics & diagnostics for neurodegenerative diseases

APN-1607 'universal Tau PET tracer' for both AD and non-AD tauopathies – imaged 3,300+ patients worldwide supporting its widespread clinical utility
Phase 3 AD in China enrollment completed, Phase 2 AD in the US (not recruiting); FDA 'Study May Proceed' granted for global Phase 3 PSP

Differentiated Tau antibody in Phase 1 study
Derived from a library of disease pathology-specific, patient-tissue validated tau antibodies with novel properties applicable to a broad range of tauopathies

Potential first-in-class disease-modifying protein degraders directed against tau and α-synuclein aggregates
Innovative preclinical development platform utilizing clinically tested small molecule chemistry

Meaningful clinical and platform milestones anticipated within the next 18 months*
NDA for AD indication in China, FPI for Phase 3 PSP, Phase 1 data for Tau antibody, tracer & degrader evaluations by Pharma partners

AD, Alzheimer's disease; FPI, first patient in; NDA, New Drug Application; PSP, progressive supranuclear palsy
*Timing and deliverables based on management's expectations, subject to change

APRINOIA Therapeutics

Accomplished senior management team poised to drive growth



Mark Shearman, PhD

Chief Executive Officer

Senior industry executive with extensive experience and track record of achievements in biopharmaceutical drug discovery & development

editas MEDICINE
agtc
MERCK
MERCK



Ming-Kuei Jang, PhD

Founder &
Chief Scientific Officer

Expert in neurodegenerative diseases, synaptic functions, and novel biomarker discovery

gsk GlaxoSmithKline
THE UNIVERSITY OF TEXAS MD Anderson Cancer Center Making Cancer History
MERCK



Bradford Navia, MD, PhD

Chief Medical Officer

Background in extensive clinical development, Parkinson's Disease, ALS, and Alzheimer's Disease

Johnson & Johnson
Eisai
sunovion



Brian Achenbach, MBA

Chief Financial Officer

Senior finance executive with over 30 years of strategic and operational experience

MUSTANGBIO
ON DEMAND PHARMACEUTICALS
AMERIGEN

Extensive intellectual property protecting our future products

PRODUCTS		VALID THROUGH (without extensions)	ISSUED PATENTS	PENDING APPLICATIONS
Antibodies		2040	US, AU, CN, JP, KR, TW	US, CA, TW (allowed), SG, HK, EP
Degraders	Tau Degraders	2040	US, TW	US, AU, CA, CN, HK, EPO, JP, KR, SG
	α–Synuclein Degraders		US	US, TW, AU, CA, CN, EPO, JP, KR, SG
PET Tracers	APN-1607	2032	US, AU, CA, HK, JP, TW, CN, KR, SG, EP	US, IN
	APN-1701	2039	AU, CN, IN, ZA, JP, KR, SG	US, TW, BR, CA, CN, HK, EPO, MX, VN, IS, SG (allowed), TH, NZ, MY

Patent statistics:

40 issued

1 allowed

39 pending

"Second most diverse portfolio amongst leading innovators for neurodegenerative disorders"

Source: Who are the leading innovators in drugs for neuro-degenerative disorders for the pharmaceutical industry? (pharmaceutical-technology.com) Mar. 9, 2023

APRINOIA Therapeutics

APRINOIA Therapeutics

Company Contact:

Dr. Mark S. Shearman
+1-857-636-8517
mark.shearman@aprinoia.com

Brian Achenbach
+1-724-413-8794
bachenbach@aprinoia.com

www.aprinoia.com

Investor Relations Contact:

Nick Colangelo
+1-332-895-3226
Gilmartin Group
IR@aprinoia.com

Underwriter Contact:

Tony Tian
Head of Capital Markets
+1-646-784-6558
tony.tian@ustigersecurities.com

Thank you – Questions ?